Exhibit 99.1

FOR IMMEDIATE RELEASE
July 1, 2003

CONTACTS:

George Strayton                         Glenn B. Sutherland
President and CEO                       Vice President
Provident Bancorp, Inc.                 E.N.B. Holding Company, Inc.
(845) 369-8040                          (845) 647-4300

                 PROVIDENT BANCORP, INC. TO CONDUCT SECOND STEP
          CONVERSION OFFERING AND ACQUIRE E.N.B. HOLDING COMPANY, INC.

Montebello, New York- (July 1, 2003) The Board of Directors of Provident Bancorp, Inc. (Nasdaq: PBCP) announced that the Board of Directors of Provident Bancorp, MHC (the "MHC") has adopted a Plan of Conversion (the "Plan") to convert the MHC to a capital stock corporation (the "Conversion"). The MHC, headquartered in Montebello, New York, owns approximately 55.5% of the outstanding common stock of Provident Bancorp, Inc. Public stockholders own the remaining shares. Provident Bancorp, Inc. owns 100% of the outstanding capital stock of Provident Bank.

Provident Bancorp, Inc. and E.N.B. Holding Company, located in Ellenville, New York, also announced that they have entered into a definitive merger agreement (the "Agreement"), pursuant to which, among other things, Provident Bancorp, Inc. will acquire all of the outstanding shares of common stock of E.N.B. Holding Company (the "Acquisition"). E.N.B. Holding Company is the holding company of Ellenville National Bank. E.N.B. Holding Company's common stock is not currently traded on any securities market.

Pursuant to the Plan, a new Delaware stock holding company, organized to be Provident Bank's parent holding company, will conduct a subscription offering of shares of common stock to eligible depositors of Provident Bank. Shares not purchased in the subscription offering are expected to be offered for sale in a community offering to the general public. The number and price of shares to be issued in the Conversion offering (the "Offering") will be based on an independent appraisal that has yet to be performed.

The Conversion, Offering and Acquisition are expected to be completed in the first quarter of 2004 and will be consummated simultaneously. Upon consummation of the Conversion, the MHC will cease to exist and the shares of Provident Bancorp common stock owned by the MHC will be sold in the Offering. Existing shares of Provident Bancorp, Inc.'s common stock held by its public stockholders will be exchanged for new shares of the new Delaware stock holding company, pursuant to an exchange ratio based on the minority ownership percentage of the independent appraisal described above.

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Provident Bancorp, Inc. will pay $4,830 per share for each outstanding share of
E.N.B. Holding Company. 50% of the consideration will be in shares of common stock of the new Delaware stock holding company, and 50% will be in cash. It is expected that the aggregate purchase price of the transaction will be approximately $73.5 million. In the event that the Conversion and Offering cannot be completed by March 31, 2004, ENB Holding Company may elect to require Provident Bancorp, Inc. to proceed with the Acquisition at an all cash price of $4,500 per share, or terminate the Agreement and receive a fee of $3.7 million. Election to an all cash transaction will require additional regulatory approval and E.N.B. Holding Company shareholder approval. The Agreement also provides for an increase in the merger consideration in the event that the independent appraisal exceeds a certain threshold.

"Through our prior acquisition of The National Bank of Florida, the expansion of our branch network and the introduction of new products and services, we have successfully put to work the capital raised in our initial public offering and we are now poised for further strategic growth," George Strayton, President and Chief Executive Officer of Provident Bancorp, Inc. and Provident Bank said. "The acquisition of Ellenville National Bank is in keeping with our strategic objective of expanding our services to the businesses and consumers of Orange County. It also provides us with a presence in Sullivan and Ulster Counties. In addition, the additional capital we raise in the stock offering will help support future growth internally and through acquisitions."

As a result of the Acquisition, Ellenville National Bank will be merged into Provident Bank. "Ellenville National Bank has always sought to benefit its customers and shareholders", stated Glenn B. Sutherland, Vice President of E.N.B. Holding Company. "We are pleased to be joining an institution that has demonstrated such a strong understanding of community banking and the need to keep local bankers with authority in place. We believe our customers and shareholders will continue to benefit from this transaction. We are also pleased that we are able to realize significant value and liquidity for our shareholders."

The Acquisition is subject to the approval of stockholders of both Provident Bancorp, Inc. and E.N.B. Holding Company. The Conversion is subject to the approval of Provident Bancorp, MHC's members (depositors of Provident Bank) and Provident Bancorp, Inc.'s public stockholders. The transactions are also subject to the approval of bank regulatory authorities, as well as other customary conditions. The Agreement provides for breakup fees if the Agreement is terminated under certain circumstances, including acceptance by E.N.B. Holding Company of a "Superior Proposal," as defined in the Agreement.

Provident Bank, the innovator of Saturday and Sunday branch banking hours in Rockland County, New York, operates a total of 18 branches and 25 ATMs in Rockland and Orange Counties, New York. Provident Municipal Bank, a commercial bank subsidiary of Provident Bank, provides banking services to towns and government agencies in its market area. As of March 31, 2003, Provident Bancorp, Inc. had consolidated assets of $1.1 billion, deposits of $840.6 million and stockholders' equity of $113.5 million. E.N.B. Holding Company, Inc. is the stock holding company of Ellenville National Bank, a national bank headquartered in Ellenville, New York. Ellenville National Bank operates nine branches and ten ATMs in Orange, Sullivan


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and Ulster Counties, New York. As of March 31, 2003, E.N.B. Holding Company,
Inc. had consolidated assets of $324.6 million, deposits of $292.2 million and stockholders' equity of $28.7 million.

This news release contains certain forward-looking statements about the proposed Conversion and the Acquisition. These include statements regarding the anticipated consummation date of the transactions, anticipated cost savings and anticipated future results.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the Acquisition, difficulties in achieving cost savings or in achieving such savings within the expected time frame, difficulties in integrating Provident Bancorp, Inc. and E.N.B. Holding Company, Inc., increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Provident Bancorp, Inc. and E.N.B. Holding Company, Inc. are engaged and changes in the securities markets.

The proposed transaction will be submitted to stockholders of Provident Bancorp, Inc. and E.N.B. Holding Company for their consideration. Provident Bancorp and E.N.B. Holding Company will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Provident Bancorp, at the SEC's Internet site (http://www.sec.gov).

Copies of the joint proxy statement/prospectus can be obtained, when available and without charge, by directing a request to Provident Bancorp, Investor Relations, Roberta Lennett, 400 Rella Boulevard, Montebello, New York 10901,
(845) 369-8082 or to E.N.B. Holding Company, Glenn B. Sutherland, Vice President, 70 Canal Street, Ellenville, New York 12428, (845) 647-4300.

Provident Bancorp, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Provident Bancorp, Inc. in connection with the Acquisition. Information about the directors and executive officers of Provident Bancorp, Inc. and their ownership of Provident Bancorp, Inc. common stock is set forth in the proxy statement, dated January 17, 2003, for Provident Bancorp, Inc.'s annual meeting of stockholders held on February 19, 2003, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.


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

Corporate Information

Provident Bancorp, Inc.                 Transfer Agent and Registrar
400 Rella Boulevard                     Registrar and Transfer Company
Montebello, New York  10901             10 Commerce Drive
Telephone (845) 369-8040                Cranford, New Jersey 07106
www.providentbanking.com                Telephone (908) 497-2300
                                        www.rtco.com


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